Exhibit 4.31

SECOND AMENDMENT
 TO THE
 TECHNOLOGY LICENSE AGREEMENT

This Second Amendment to the Technology License Agreement dated August 23rd, 2010, and amended 14th of May, 2013, by and between Baxter Healthcare SA, a Swiss corporation organized under the laws of Switzerland, which was succeeded by Baxalta GmbH, a corporation organized under the laws of Switzerland (hereinafter “Baxalta”) and Kamada Ltd., a corporation organized under the laws of Israel (hereinafter “Kamada”) (the "Agreement") is entered into as of this 25th day of August, 2015 (the "Effective Date").  Baxalta and Kamada shall collectively be referred to as the “Parties”.

RECITALS

WHEREAS, the Parties desire to enter into a second amendment to the Agreement in order to amend the sales milestones and processes for utilization of Kamada personnel by Baxalta pursuant to the Technology Sharing activities, as described hereunder and set applicable payment schedule in connection thereto (hereinafter the "Second Amendment").

NOW THEREFORE, it is hereby agreed as follows:

1.
Acknowledgement of Assignment of Agreement. Kamada hereby acknowledges and consents to the assignment of the Agreement by Baxter Healthcare SA to Baxalta. Baxalta hereby accepts all of the terms and conditions of the Agreement. All mentions of “Baxter” in the Agreement are amended to read “Baxalta”.

2.	Section 1.68 of the Agreement is amended to read as follows:

“1.68“   Technology Sharing Term” shall mean, subject to earlier termination pursuant to this Agreement, the earlier of: (i) the end of the Minimums Term (as such term is defined in the MSDA); or (ii) the date that lots are produced under FDA approval of the manufacturing of a Baxalta Product.”

3.	Section 5.3 of the Agreement is amended to read as follows:

“5.3   Milestones.  In consideration of the undertakings by Kamada pursuant to this Agreement, and the grant of the License by Kamada to Baxalta hereunder, Baxalta agrees that it shall, within thirty (30) calendar days after Kamada’s written notice of the achievement of the applicable milestone set forth below (each a “Milestone”), pay to Kamada the applicable non-refundable, non-creditable milestone amount (each, a “Milestone Payment”) set forth below adjacent to such activity.  Milestone Payments are not guaranteed payments, and Baxalta shall not be obligated to make a Milestone Payment unless all conditions precedent to such Milestone Payment have been fully satisfied, unless otherwise stated below.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission. Second Amendment to the Technology License Agreement

Milestone	Milestone Payment (USD)
[*****]	[*****] [PAID]
[*****]	[*****] [PAID]
[*****]	[*****] [PAID]
[*****]	[*****]
[*****]	[*****]

4.	All provisions of the Agreement which are not expressly amended by the terms of this Second Amendment shall remain in effect and without change.

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their duly authorized representatives.

BAXALTA GMBH	KAMADA LTD.
By: /s/ Stasia L. Ogden Name: Stasia L. Ogden Title: Associate General Counsel Date: Aug 25, 2015	By: /s/ Amir London Name: Amir London Title: Chief Executive Officer Date: August 25, 2015
By: /s/ Michael K. Kirschner Name: Michael K. Kirschner Title: Assistant General Counsel Date: August 25, 2015	By: /s/ Gil Efron Name: Gil Efron Title: Deputy CEO and Chief Financial Officer Date: August 25, 2015

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission. Second Amendment to the Technology License Agreement	Page 2